Exhibit 99.2

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM COMPLETES PREFERRED STOCK FINANCING

SAN DIEGO, CA – July 19, 2013 - Cardium Therapeutics (NYSE MKT: CXM) today announced the completion of the second tranche of its previously described registered direct offering consisting of an additional 1,656 shares of Series A convertible preferred stock for gross proceeds of approximately $1.7 million, bringing the total gross proceeds of the offering to approximately $4.0 million. The shares were offered and sold pursuant to a prospectus supplement dated April 5, 2013 of a prospectus dated August 27, 2010, which is part of a registration statement on Form S-3 (Registration No. 333-168693) that was declared effective by the SEC on August 27, 2010. A detailed description of the terms of the securities purchase agreement as well as the rights, privileges and preferences of the Series A Convertible Preferred Stock is contained in the Company’s Current Report on Form 8-K which was filed with the SEC on April 5, 2013.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes LifeAgain medical data analytics, Tissue Repair Company, Cardium Biologics, and the Company’s To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. For more information, visit www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange; that planned product development efforts and clinical studies can be performed in an efficient and effective manner; that regulatory approvals can be obtained in a timely manner or at all; that partnering, distribution or other commercialization efforts can be achieved; that our products or proposed products will prove to be sufficiently safe and effective; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that third parties on whom we depend will behave as anticipated; or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics, medical devices and other products, and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new products and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Excellagen®, Excellarate™, LifeAgain™, Genedexa™, Neo-Apps®, MedPodium®, Neo-Energy®, Neo-Chill™ and Neo-Carb Bloc® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go Brands®, High Octane®, Green Tea Energy Fusion™, Acai Natural Energy Boost™, Greens to Go®, Extreme Berries to Go®, Healthy Belly®, VitaRocks®, Smoothie Complete®, Trim Green Coffee Bean™, and Trim Energy®, are trademarks of To Go Brands, Inc. Other trademarks belong to their respective owners.